Exhibit 99.1

Bowne & Co., Inc.
345 Hudson Street
212/886-0614
Fax: 212/924-5500

News Release

Investor Relations Contact:
William J. Coote
VP & Treasurer
212-886-0614
bill.coote@bowne.com
FOR IMMEDIATE RELEASE
Bowne to Acquire Digital Print Division of Vestcom International
Acquisition Strengthens Bowne’s Variable Print-on-Demand and Distribution Capabilities
Combined Division to Operate under the Name Bowne Marketing and Business Communications
New York, NY, December 20, 2005 – Bowne & Co., Inc. (NYSE: BNE) announced it has signed a definitive agreement to acquire the Marketing and Business Communications (MBC) division of Vestcom International, Inc., a leading provider of business communications and specialized marketing services for $30 million in cash. The division will be integrated with Bowne Enterprise Solutions, and the combined entity will operate under the name Bowne Marketing and Business Communications (BMBC).
The transaction, which is expected to close in early 2006, is expected to be slightly accretive to Bowne’s earnings per share in 2006 with restructuring and integration charges excluded from the calculation of earnings.
“This acquisition significantly expands our distributive digital print capabilities to provide our clients with even more flexibility to meet their customers’ needs,” said David Shea, president and chief operating officer of Bowne. “MBC’s facilities are strategically located across the U.S. and Canada, allowing us to expand our innovative solutions and leverage our proven processes and outstanding customer service. In addition, this acquisition broadens our client base to include several additional vertical markets.”
Following the combination of MBC and Bowne Enterprise Solutions (BES), Bowne’s digital print on-demand and personalization business, Bowne Marketing and Business Communications will be one of the leading print-on-demand enterprises in the fastest growing segment of the printing industry, with pro forma 2005 combined revenues of approximately $140 million. This acquisition expands BMBC’s digital composition, print, delivery and fulfillment of personalized and customized communications solutions.
BES provides efficient and cost-effective solutions for producing and delivering personalized custom documents primarily to financial services clients. From desktop editing to digital on-demand printing, BES offers the capability for just-in-time delivery of documents that can be personalized for the client and professionally produced and distributed. MBC is a leading provider of direct marketing services including data mining, print-on-demand, Web-to-print and specialized marketing services to the financial services, healthcare and pharmaceutical firms, commercial banks, insurance providers and other vertical markets.
“We see BMBC as an important part of our core business strategy,” said Philip Kucera, chairman and chief executive officer of Bowne. “As we’ve said before, we are committed to expanding our digital print business organically and through acquisitions that make sense. This acquisition will enable Bowne to capitalize on the growth of the print-on-demand market and allow us to draw upon our core strengths, which include dealing with time-sensitive, critical documents where speed, quality and confidentiality are paramount.”
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The transaction is subject to the satisfaction of customary closing conditions.
Following the completion of the transaction, Bowne Marketing and Business Communications will have approximately 700 employees. Production operations are located in New York, New Jersey, Wisconsin, Washington, California, Massachusetts, and Canada.
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Bowne has scheduled a conference call to discuss this transaction with investors on Wednesday, December 21 at 11:00 a.m. (Eastern Time). To join the webcast, log on to http://www.bowne.com. To access the call via telephone, please dial: (800) 946-0742 (domestic) or (719) 457-2650 (international) and ask for the Bowne teleconference.
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About Bowne & Co., Inc.
Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.
•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Enterprise Solutions: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Litigation Solutions: Consulting, electronic discovery and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.
Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.
About Vestcom International, Inc. and Vestcom MBC
Vestcom International, Inc. is a leading provider of data-driven consumer marketing solutions – delivering proven results and influencing behavior at the point-of-decision for the world’s top retailers and their suppliers. The company processes more than 75 million price/promotion updates per week for over 47,000 retail stores through its ten production facilities. Vestcom’s services benefit retail clients by reducing store operating expenses, increasing retail sales and improving product margins.
Vestcom’s marketing and business communications division (MBC) services Vestcom’s clients in the financial services, insurance, travel and gaming industries by providing innovative, high-value, digital print and distribution services for the acquisition of new accounts, retention of existing accounts and growth in revenue per account. The division operates database management, data processing, printing, fulfillment and distribution facilities throughout the US and Canada. MBC produces over 1 billion variable-data print impressions and distributes over 250 million pieces of mail for its clients each year.